Exhibit 16.1

October 22, 2007

Securities and Exchange Commission
450 5th Street
N.W. Washington, D.C. 20549
We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on April 30, 2007, to be filed by our former client, Alpha Petroleum Exploration Corporation [Commission File Number 2-31471]. We agree with the statements made in response to that Item insofar as they relate to our Firm.
Very truly yours,
MOORE STEPHENS, P.C.
Certified Public Accountants